Execution Version

AMENDMENT NO. 7

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 7 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of August 3, 2021, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2002 (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated March 5, 2007, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain investment series of the Company, as listed on Schedule A to the Subadvisory Agreement; and

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 9 to the Subadvisory Agreement is hereby amended and restated as follows:

If to VALIC:	With a copy to:
The Variable Annuity Life Insurance Company Attn: Mutual Fund Legal 2919 Allen Parkway Houston, Texas 77019	SunAmerica Asset Management, LLC Attn: General Counsel Harborside 5,185 Hudson Street, Suite 3300 Jersey City, NJ 07311
If to SUB-ADVISER

1 University Square Dr.

Princeton, NJ 08540

Attn: Legal Department

2.	Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ THOMAS M. WARD
Name: Thomas M. Ward
Title: Authorized Signatory

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ MELISSA BUCCILLI
Name: Melissa Buccilli
Title: Director

SCHEDULE A

Effective August 3, 2021

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion as follows:

Covered Fund	Fee
Dividend Value Fund	0.300% on the first $250 million 0.275% on the next $250 million 0.250% thereafter

Growth Fund	0.250% on the first $1.5 billion 0.210% on the next $ 1 billion 0.190% thereafter